ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made and effective as of the 24 day of April, 2009 (“Effective Date”) by and between City Laundry Services, LLC, a Missouri LLC (“Buyer”), and Hebron Consulting/Michel Borchardt, a Kansas corporation, ______________, with a principal address of 7620 Metcalf Ave. Suite B, Overland Park, KS  66062 (“Seller”).

WHITNESSETH

WHEREAS, Buyer wishes to buy and Seller wishes to sell to Buyer the Assets (as hereinafter defined): and

WHEREAS, the parties wish to memorialize the terms and conditions of the purchase and sale of the Assets in a written agreement.

NOW, THEREFORE, for and in consideration of the terms and conditions provided below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the parties hereto hereby agree as follows:

1.   Sale and Purchase of Assets.  At the “Closing” as hereinafter defined and subject to the terms and conditions of this Agreement, Seller agrees to sell and Buyer agrees to purchase all of the following assets, tangible and intangible, which are used or useful in the business operations of the Seller and as more specifically defined below (collectively, the “Assets”):

a.  Equipment.  All of the equipment, fixtures, computers, printers, and other items of personal property, including without limitation those items listed in Exhibit A attached hereto and made a part hereof.

b.  Intangibles.  All intangible assets of the business operations of the Seller, including without limitations, all trade names, customer lists, supplier lists, licenses, computer software licenses, advertising material and listings, supplies.  “Yellow Pages” listings, “White Pages” listings, any and all URL’s listed on the World Wide Web, telephone numbers, all existing customer contracts, accounts receivable for existing customers of Seller, all permits and licenses for the conduct of Seller’s business whether such permits or licenses were issued by state or local authorities, good will and the right to use on an exclusive basis the name “ Express Cleaners” and any derivation of such name.

c.   Inventory.  All of the inventory of Seller on hand used for the operating of Seller’s business and/or performance of Seller’s primary business function as of the Closing, including without limitation those items listed in Exhibit B attached hereto and made a part hereof.

d.  Excluded Assets.  Any liability not expressly assumed by Buyer herein for the Assets that accrue before Closing are the sole liabilities and responsibility of the Seller, and Seller shall continue to be responsible for those liabilities that accrue for activity prior to Closing.

This Agreement constitutes a sale of certain assets of Seller only and is not a sale of any stock in any entity comprising of all or any part of the Seller.  Buyer is not assuming and shall not be responsible for the payment of any liabilities or obligations of the Seller or the shareholders of Seller whatsoever, including but not limited to any collective bargaining agreement or other agreement, benefits, plans or arrangements affecting employees or suppliers.

2.   Purchase Price.  Buyer shall pay the Seller, as the total purchase price for the Assets an amount equal to _____________________ Dollars ($339,029) (“the Purchase Price”).  The Purchase Price shall be paid to Seller as follows:

a.  ___________________ ($ 118,776) shall be paid to Seller immediately by Buyer by wire transfer.

b.  $20,000 already paid by check as a security deposit to RJ Kool and additional $13.903 shall be paid by Buyer to RJ Kool in a wire transfer.

c.  Assumption of equipment lease with Partners Financial for balance of $189,029.

3.   Third Party Consents to Transfer.  This Agreement shall not constitute an agreement to assign any interest in any instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising under or resulting from them, if an assignment without the consent of a third party would constitute a breach or violation of them or affect adversely the ability of Seller or one or more of its subsidiaries to convey the interest to Buyer without impairment.  If a consent of a third party which is required in order to assign any interest of Seller in and to the Assets is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect Seller’s or one or more of its subsidiaries’ ability to convey the Asset(s) to Buyer without impairment: (a) Seller or one or more of its subsidiaries will cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the Asset(s) of Seller or one or more of its subsidiaries in the benefits, and, to the extent Buyer receives such benefits, Buyer shall accept the burdens and perform the obligations, under any such instrument, contract, lease, permit or other agreement or arrangement, including performance by Buyer or Seller or one or more of its subsidiaries as agent for the other, if economically feasible and (b) any transfer or assignment to Buyer by Seller or one or more of its subsidiaries of any Asset under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained.  The terms and conditions of this Paragraph 3 shall survive and remain biding upon each of the parties hereto following the Closing hereof.

4.   Disclosure of Confidential Information and NonCompetition.

a.   Non-Disclosure.  Seller herby agrees that Seller shall not use for any purpose, and will not directly or indirectly disseminate or disclose to any other person or entity any of the trade secrets; marketing techniques and materials; customer names and all other information relating to Seller’s customers; price list; pricing policies and any and all financial information relating to the business of Seller or Buyer or its customers; employee lists, supplier lists; prospect list; and any other confidential or proprietary information relating to the business of Seller or Buyer (collectively the “Confidential Information”).

b.   Non-Solicitation.  For a period of two (2) years following the Closing Date, the Seller shall not directly or indirectly: (i) contact, solicit, advise or consult any customer of either Seller or Buyer for the purpose of causing such customer to purchase, license or otherwise obtain products or services which are similar to or in any way compete with the products or services sold or provided by the Buyer; or (ii) induce, or attempt to induce, any customer to cancel, diminish, decrease or curtail any business relationship, contractual or otherwise, with the Buyer; or (iii) contact, solicit, induce or attempt to induce or influence any employee, independent contractor or agent of Buyer to terminate his or her employment, engagement or contractual relationship with Buyer.

c. Covenants Against Competition.  For a period of two (2) years following the Closing Date, the Seller shall not within a one hundred (100) mile radius of Seller’s principal business address listed in the Preamble of this Agreement (the “Restricted Area”), directly or indirectly, assist or have an interest in (whether or not such interest is active), whether as partner, investor, stockholder, officer, director or as any type of principal whatever, or entered into the employment of or act as an independent contractor or agent for or advisor or consultant to any individual or entity that is or is about to become directly or indirectly engaged in, any business or activity which is the same or similar to the business of Buyer, or that competes in any manner with the business conducted by Buyer.

d.   Damages and Remedies.

                                 (i)   Injunctive Relief.  Seller hereby acknowledges and agrees that Buyer would be irreparably injured, the value the business of Buyer would be irreparably damaged and Buyer could not adequately be compensated solely by monetary damages, if Seller were to violate the terms of Sections 4(a), 4(b) or 4(c) of this Agreement (collectively the “Restrictions”).  Seller agrees that, if Seller shall violate any of the Restrictions, Buyer specifically shall be entitled to injunctive and other equitable relief to enjoin Seller’s violations of such Restrictions.  Seller agrees to (i) not oppose such injunctive relief, and (ii) pay all court costs and attorney fees Buyer incurs in seeking or obtaining injunctive relief.

                                (ii)   Remedies Cumulative.  The above remedy shall be cumulative and in addition to any other rights or remedies to which Buyer is or may be entitled at law or in equity or under this Agreement.

e.   Enforceability of Agreement.

(i)   Reasonableness of Restrictions.  Seller has carefully read and considered the Restrictions and, having done so, agrees that the Restrictions (including, but not limited to, the time period of restriction and the geographical areas of restriction set forth herein) are fair and reasonable and are reasonably required for the protection of the interest of Buyer.  Seller has had the opportunity to consult with an attorney prior to the execution of this Agreement, and freely executes this Agreement following such consultation and with the advice of its attorney.

(ii)   Severability.  In the event that, notwithstanding the foregoing, any part of the Restrictions shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included herein.

(iii)   Time Period.  In the event that a Court of competent jurisdiction shall determine by final judgment that the scope or time period of any of the Restrictions is too broad to be capable of enforcement, such Court is authorized to modify such covenants and to enforce them to the full scope and extent and for the full time period that the Court deems just and equitable.

5.   Covenants of Seller.  Seller promises, covenants and agrees as follows:

a. Seller shall use its reasonable best efforts to transition as much of Confidential Information as possible to Buyer, including Seller’s customers, clients, business relations and goodwill.

b. Seller shall provide to Buyer, on or about the Closing Date, all of its billing records, any other records relating to customer accounts, and any other records required by Buyer.

c. From and after the date of this Agreement until the Closing Date, Seller shall (i) conduct its business only in the same manner as heretofore and shall not conduct any going-out-of-business, clearance or similar promotions; (ii) use its best efforts to preserve its business, properties and assets, and any existing relationships with customers, suppliers and others having dealings with Seller (iii) maintain the usual, regular and ordinary course of business, consistent with Seller’s historical practices, and shall not make any extraordinary purchase of equipment; (iv) maintain all Assets used in connection with the Seller’s business in customary repair, order and condition, reasonable use and wear and tear excepted; (v) maintain in force adequate fire and liability insurance on all Assets to be sold pursuant to this Agreement and with respect to the conduct of the Seller’s business (vi) maintain the books, accounts and records relating to the Seller’s business in the usual, regular and ordinary  manner; and (vii) not make any capital expenditures or enter into any long-term purchase contract for goods or contract for services extending beyond the Closing Date without prior written consent of Buyer.

6.   Seller’s Representations and Warranties.  To the best knowledge of Seller, Seller makes the following representations and warranties and agrees the same shall be true and correct as of the Closing and for a period of not less than one (1) year thereafter, where applicable:

a.  Seller is a Corporation duly organized, validly existing an in good standing under the laws of the State of Kansas.  Seller has full corporate power and authority to execute and deliver this Agreement, to perform or cause to be performed its obligations hereunder and to consummate or cause to be consummated the transactions contemplated hereby.

b. The execution of this Agreement and the consummation of the transaction contemplated herein does not conflict with or violate any provisions of or create a breach of any agreement to which Seller is a party.

c. Seller has, and will deliver to Buyer at Closing, good and marketable title to all Assets to be transferred pursuant to this Agreement, free and clear of and from any claims, liens, encumbrances, security interest or liabilities.

d. Seller has delivered to Buyer an unaudited Balance Sheet of the business of Seller for which the Assets are primarily used as of [~date~] (“Balance Sheet”) and audited financial statements of the business of Seller for which the Assets are primarily used as of [~date~], including the notes thereto (“Audited Financial Statements”) (the Balance Sheet and the Audited Financial Statements are sometimes referred to collectively as the “Business Financial Statements”).  The Balance Sheet and the Audited Financial Statements fairly present the financial condition of the Business as of [~date~] and have been prepared in accordance with GAAP throughout the periods involved (except as disclosed in the notes thereto.)  The provisions for personal property taxes in the Audited Financial Statements were sufficient to provide for all such personal property taxes that, as of the dates of the Balance Sheet included therein, were due and unpaid and for an appropriate accrual for other unpaid personal property taxes as of such times.  Seller or one or more of its subsidiaries has paid personal property taxes, if any, when due and payable.

e.  Except as may be expressly contemplated in this Agreement, there has not been any material adverse change in the Assets, taken as a whole, or in the business of Seller and such business of Seller has been conducted only in the ordinary course.

f.  Seller paid or adequately provided for any and all taxes, licenses, or other charges levied, assessed, imposed or accrued upon any of the property of the Seller or in connection with the Seller’s business as of the date of this Agreement (including, without limitation, personal property tax, sales and use tax and any income taxes).

g.  There is no claim, action, suit, proceeding or investigation pending or, to the Knowledge of Seller, threatened, against or involving Seller or one or more of its subsidiaries which questions the validity of this Agreement or seeks to prohibit or enjoin or otherwise challenge the transactions contemplated, and, to the Knowledge of Seller, there is no basis for any such claim, action, suit, proceeding or governmental investigation.

h.  All Assets being sold herein by Seller are and will be adequately insured against fire or other casualty up to the Closing Date and valid policies therefore are and will be outstanding and duly in force and the premiums thereon will be paid until the Closing Date.

i.  Prior to the Closing, Seller shall deliver to Buyer true and correct copies of all equipment warranties, which are in the possession of Seller, of manufacturers and/or vendors affecting improvements and equipment or affecting any of the Assets being sold hereunder and/or used in connection with the Seller’s business.

j.  In the event any material adverse changes occur prior to the Closing Date as to any information, documents, schedules or exhibits contained or referred to in this Agreement, Seller will immediately disclose the same to Buyer when first known to Seller.

k.  All of the Assets to be sold or the use thereof to be transferred to Buyer is now, and at the Closing will be, in good operating condition, in a good condition of maintenance and repair and in at least as good a condition as on the date hereof, and between the date hereof and the Closing Date, Seller will maintain such tangible properties and assets in accordance with good maintenance practice.

l.  No representation, warranty or statement of Seller omits or will omit to state any material facts necessary to make each such representation, warranty or statement in this Agreement accurate in all material respects.

7. Buyer’s Representations and Warranties.  Buyer represents and warrants as follows:

a.  Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Kansas.

b.  The execution of this Agreement and the consummation of the transaction contemplated herein does not conflict with or violate any provisions of the Articles of Organization or Operating Agreement of the Buyer, or any other agreement to which Buyer is a party.

c.  No representation, warranty or statement of Buyer omits or will omit to state any material facts necessary to make each such representation, warranty or statement in this Agreement accurate in all material respects.

8. Conditions Precedent.  The obligations of the Buyer under this Agreement are subject to the following conditions, any of which the Buyer may waive:

a.  There shall not have been from the date hereof to the Closing any damage, destruction or loss, of or to the Assets, which is not covered by insurance.

b.  All covenants herein made by Seller which are to be performed at or prior to the Closing hereunder shall have been duly performed.

c.  All proceedings taken or to be taken in connection with the transactions contemplated by this Agreement shall be consummated at or prior to the Closing Date, and all documents, schedules, exhibits and certificates shall be satisfactory in form and substance to Buyer.  Buyer shall have received copies of all documents which it has requested in connection with said transaction.

d.  There shall not have been any material breach of the representations or warranties of Seller contained in this Agreement, and such representations and warranties shall continue to be true on the Closing Date.

9. Closing. The consummation of the transaction described in this Agreement (the “Closing”) shall take place on or before April 24, 2009, (the “Closing Date”), at the principal business office of Buyer or Buyer’s attorney or other designee, or on such other date and location as shall be mutually agreeable to Buyer and Seller.  At the Closing, Seller shall evidence the transfer of title of the Assets by executing the Bill of Sale, and Buyer shall deliver the Purchase Price as provided above.

10. Closing Documents and Deliveries.

a.

Seller’s Deliverables.

                                   (i)  A the Closing, the Seller shall deliver to, or cause to be delivered to, Buyer the Bill of Sale, attached as Exhibit C, and such other instruments or transfer documents as Buyer shall reasonably deem necessary or appropriate for the sale and delivery of Assets.

                                    (ii)  On or before the 3 nd day immediately following the Closing, Seller shall send to the Buyer a draft of Internal Revenue Services Form 8594 containing the Seller’s proposed allocation, under Code Section 1060, of the Purchase Price (including cash paid and liabilities assumed) among the properties and rights sold under this Agreement.  Buyer will notify Seller within three (3) days after receipt of such Form 8594 whether it agrees with such proposed allocation.  If it disagrees, the parties will make a good faith attempt to reach agreement.

                                      (iii)  Seller shall execute all legal documents necessary to convey clear title to Buyer of the Assets transferred, and shall take such other actions as Buyer may reasonably require for Buyer to more fully and effectively take title to or assume the Assets described herein.

b.  Buyer’s Deliveries.  At the Closing, the Buyer shall deliver to, or cause to be delivered to Seller the balance of the Purchase Price.

11. Transition Assistance.  As additional consideration for the Purchase Price, Seller shall provide Buyer with administrative, training and similar services for a transitional period not to exceed forty (40) hours per week for a period of (15) days immediately following the Closing hereof.  In the event Buyer needs additional administrative, training or similar support following the 15 day period described above, Buyer may engage Seller for such services under terms and conditions mutually agreeable to each of the parties in a separate agreement.

12.   Default.  In the event Seller fails to comply with all of the terms and conditions of this Agreement or otherwise fails to deliver any one or more of its deliverables hereunder on or before the Closing hereof, Buyer may, at its election terminate this Agreement on or prior to the Closing Date.  In the event of such termination by Buyer, Buyer shall retain the Ernest Deposit and have no obligation to deliver any portion of the balance of the Purchase Price to Seller.

13. Indemnification.  The Seller shall indemnify and hold harmless the Buyer against and in respect of:

a.  all liabilities and obligations of, or claims against, the Buyer arising by reason of Seller’s ownership or control of the Assets prior to the Closing Date.

b.  any damage or deficiency resulting from any misrepresentations or breach of a representation or warranty by Seller under this Agreement.

c.  all suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorney’s fees, which may be imposed upon or incurred by or asserted against the Buyer incident to or arising out of any action, activity or operations of Seller’s business prior to and including the Closing Date.

d.  any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable attorney fees, incident to any of the forgoing provisions of this paragraph; provided, however, that Buyer shall give Seller notice in writing as soon as practicable of any such action, suit, proceeding, claim, demand or assessment against Buyer, and Seller shall have the option, at it sown cost and expense, through counsel designated by it, to defend any such action or claim.  Buyer shall have the right (but not the duty) to retain its own counsel and participate in the defense of any action or settlement of any such claim undertaken by Seller.

e.  Promptly upon receipt of Buyer of a notice of a claim by a third party which may give rise to a claim for indemnification, Buyer shall give written notice thereof to Seller.  If Seller gives to Buyer an agreement in writing, in form satisfactory to Buyer’s counsel, to defend such claim, Seller may, at their sole expense, undertake the defense against such claim and may contest or settle such claim on such terms, at such time and in such manner as Seller is its sole discretion shall elect and Buyer shall execute such documents and take such steps as may be reasonable necessary in the opinion of counsel for Seller to enable Seller to conduct the defense of such claims.  In any and all events, each of the parties hereto shall have such access to the records and files of the other party hereto relating to any such claim as may be reasonably necessary to effectively defend or participate in the defense thereof.

14. Agreement Fully Read and Understood.  This Agreement has been carefully read by all parties, and the contents are known and understood by all parties.  The recitals stated above are incorporated herein by reference.  The parties have each taken the opportunity and waived or received independent legal advice from the attorneys of their choice with respect to the preparation, review and advisability of executing this Agreement.  Prior to execution of this Agreement by each party, acknowledges that they have executed this Agreement after independent investigation and without fraud, duress, or undue influence.

15. Brokers.  Sellers and Buyer represent to and agree with each other that no broker or finder, other than _ RJ Kool on behalf of Seller, has been involved in any manner in the negotiation or consummation of the transactions contemplated.  Seller agrees to indemnify and save Buyer harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders’ fees or commissions in connection with the transactions contemplated by this Agreement asserted by any person on the basis of any statement or representation made or alleged to have been made by Seller.

16. Payment of Legal Fees.  Buyer and Seller shall each pay their own professional or other third-party fees incurred in the preparation, revision or modification of this Agreement.  The parties agree that the cost of the preparation of this document will be paid out of the funds before they are distributed to the Seller.

17. Risk of Loss.  The risk of any loss, damage, impairment, confiscation or condemnation of the Assets or any part of any thereof shall be upon Seller at all times prior to the Closing Date.  In any such event, the proceeds of, or any claim for any loss payable under, any Seller insurance policy, judgment or award shall be payable to Seller, which may repair, replace or restore nay such Asset as soon as possible after its loss, impairment, confiscation or condemnation or, if insurance proceeds are insufficient to repair, replace or restore the property, pay such proceeds to Buyer, provided that in the event of substantial damage to a material part of the Assets, either party may terminate this Agreement with no penalty or liability to the other.  In such event of termination, Buyer shall retain the Earnest Deposit.

18. Miscellaneous.

a.   Casualty prior to Closing.  If prior to Closing Date any of the Assets shall be damaged by fire or any other casualty, the Buyer shall have the option (i) of terminating this Agreement without liability, or (ii) to waive diminution in value and close under this Agreement, buying the Assets “as is,” in which event the Buyer shall be entitled to receive the proceeds of any insurance paid to Seller by reason of such loss or damage.

b.   Bulk Sale Law.  Buyer hereby waives compliance by Seller with the provisions of the Bulk Sales Law of any state and Seller agrees to indemnify Buyer against and hold Buyer harmless from any and all claims, demands, liabilities and obligations arising out of the failure or alleged failure of the Seller to comply with any such law in respect of such sales transfers.  Buyer and Seller shall jointly execute a letter to creditors of Sellers advising them of the sale.

c. Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Missouri.

d.  Effect of Agreement.  This Agreement sets forth the entire understanding of the parties.  It shall not be changed or terminated orally.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties.

e.   Severability.  If any provisions of this Agreement shall for any reason be held invalid, then the invalidity of such specific provision shall not be held to invalidate any other provisions of this Agreement which shall, therefore, remain in full force and effect.

f.   Notices.  Any notice or other communications required or permitted hereunder shall be sufficiently given if sent by hand delivery, facsimile transmission, over night mail or registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

To Buyer as follows:

City Laundry Services, LLC

2000 Mallory Lane, Suite 130-301

Franklin, TN 37067

Attn: Kinta Dixon

(Fax) (919) 596-3725

(e-mail) kxdixon@citycapcorp.com

With Copy to:

Kinta Dixon

_______________________

_______________________

_______________________

(Fax) ___________________

(e-mail) ___________________

To Seller as follows:

Mike Borchardt

14193 W. 128th St.

Olathe, KS  66062

(Fax) ____________________

(e-mail) michelborchardt@yahoo.com

Any such notice shall be deemed receive dif by hand delivery, facsimile transmission or overnight mail upon receipt and delivery of electronic or written confirmation or if by registered or certified mail, two (2) days following proper posting with the U.S. Postal Service.  Either party may change their address for purposes of giving notice upon written notice to the other party.

g.   Counterparts.  This Agreement may be executed in counterparts and all such executed counterparts shall be deemed to constitute a single Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

BUYER

City Laundry Services LLC

a Missouri LLC

By: /s/ Kinta L. Dixon

Name/Title: Kinta L. Dixon/Manager

SELLER

Hebron Consulting, Inc.

a Kansas Corporation

By: /s/ Michel Borchardt

Name/Title: Michel Borchardt/Owner

Addendum 1a

Express Cleaners sale to City Laundry Services

Bill of Sale Addendum 1a

(see full Asset & Equipment list for item details)

ITEM	Estimated Value
Cissell Util Iron board	$ 1,000
Speed Queen Waher 25lb	$ 3,500
89 Gal Water Heater-Whirlpool	$ 8,000
5hp a/c	$ 500
Spotting board	$ 500
Unipress pant press	$ 1,750
2- unipress silk press	$ 5,750
2- unipress Susie Blowe Steamer	$ 2,400
Rema vacuum pump	$ 750
Cissell 3 arm puff	$ 750
Hot Head Press	$ 2,500
Swamp Cooler	$ 700
Soap dispenser	$ 300
Customer Slick rails	$ 6,000
bag rack	$ 75
Refrig	$ 300
Microwave	$ 25
Water Station	$ 50
Fan	$ 50
Systems-water/steam/elec/plumbing	$ 40,000
Furniture	$ 500
Signage	$ 6,000
counters	$ 2,000
Computers	$ 3,000
Misc.	$ 1,500

Total	$ 87,900

Bill of Sale

FOR VALUE RECEIVED, Hebron Consulting, Inc., a Kansa corporation (“Seller”), hereby sells, assigns, transfers, conveys and delivers unto City Laundry Services, LLC, a Kansas limited liability company (“Buyer”), its successors and assigns, pursuant to the terms and provisions of, and with all representations and warranties of Seller contained in, that certain Asset Purchase Agreement dated of even date herewith, between Seller, Buyer and others (the “purchase Agreement”), all right, title and interest in and to the following assets:

(a)

All raw material, work-in-process and finished goods as agreed.

(b)

The prepaid expenses, security deposits and prepayments and deposits from customers made as of the date of this Agreement for goods or services to be delivered or performed by Buyer after the date hereof, as listed in the settlement Statement.

(c)

The computers, furniture, fixtures, equipment and supplies listed in the attached Addendum 1a.

(d)

All customer, supplier and other business and financial records related solely to the Acquired Business, including, without limitation, customer lists and schedules of event;

(e)

The signage, marketing material and brochures listed in the attached Addendum 1a.

(f)

All rights under warranties from suppliers;

(g)

The telephone and facsimile numbers attached to the business.

(h)

The trade names, domain names, symbols, logos and website listed in the attached to the business and all goodwill associated with such trade names, domain names, symbols, logos and website.

TO HAVE AND TO HOLD the Assets unto Buyer, its successors and assigns, FOREVER.

Seller will warrant and defend the Assets against any and all persons who shall claim any interest in any of the Assets, subject to the terms and provisions of the Purchase Agreement.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed as of this 24th day of April, 2009.

By: Hebron Consulting/Michael Borchardt

Signature:/s/ Michael Borchardt